UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas

50480 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2012, PGCG Assets Holdings Sd. Bhd., our wholly owned subsidiary, or PGCG Assets, obtained a loan in the principal amount of RM 41,000,000 from Hong Leong Bank Berhad, or Lender, to finance the acquisition of a fifteen story office building located at Geran 10010, Lot 238 Section 43, Town and District of Kuala Lumpur, Wilayah Persekutuan, Kuala Lumpur, Malaysia, or the Property, for RM 81,500,000. The outstanding principal amount will accrue interest at a monthly rate equal to Lender’s publicized base lending rate plus 1.75% in accordance with the terms and conditions of a Facilities Agreement, or the Facilities Agreement, and a previously signed Letter of Offer dated October 29, 2012, or the Letter of Offer. The base lending rate is a variable rate quoted by Lender from time to time, which as of the date of the Letter of Offer was 6.60%. The loan is repayable over a period of 15 years in 180 monthly installments of RM 147,147. Prepayments are subject to three months written notice, and Lender is entitled to assess additional fees equal to 1% of the prepaid amount in its discretion.

PGCG Assets has three months from October 29, 2012, to draw down on the loan. Funding is contingent upon the fulfillment of several conditions precedent, including without limitation, the acquisition of a keyman insurance policy on Weng Kung Wong, our Chief Executive Officer, in the minimum amount of RM 2,000,000, the proceeds of which will be assigned to Lender.

The loan will be secured by a floating charge over all present and future assets of PGCG Assets. Weng Kung Wong, our Chief Executive Officer, and Kok Wai Chai, a director of Union Hub Technology Sdn. Bhd., our wholly owned subsidiary, or Union Hub, have jointly and severally guaranteed repayment of the loan and all financial commitments of PGCG Assets to Lender. Repayment of the loan and PGCG Assets’ financial commitments to Lender are further guaranteed by Union Hub.

Upon an event of default, Lender will be entitled to exercise any or all of the following rights: declare all outstanding indebtedness immediately due and payable, take possession of the Property, lease, sell or assign the Property and or institute legal action to recover all funds due to Lender. Events of default include, without limitation:

•	failure to timely make payment of monies due or a default in payment;
•	failure to observe or perform any of the terms and conditions under the Facilities Agreement, any security documents, or the sales and purchase agreement of the Property;
•	a step is taken for the prosecution, dissolution, liquidation or restructuring of PGCG Assets or any of the guarantors, or a petition for winding up or prosecution is presented or threatened against PGCG Assets or any of the guarantors;
•	PGCG Assets or any of the guarantors ceases or threatens to cease to carry on its business or if there is a change in the major shareholders and or management of PGCG Assets or any of the guarantors;
•	PCGC Assets or any of the guarantors is prosecuted under any law, serves any custodial sentence, becomes insane or dies, as applicable;
•	Lender determines in its sole discretion that the continuation of the loan would be likely detrimental to its own position or otherwise undesirable or that its security is inadequate or in jeopardy or that any event or events has/have occurred that could or might prejudice the ability of PGCG Assets or any of the guarantors’ ability to perform its obligations under the Facilities Agreement or any of the ancillary security agreements; or
•	a notice or proposal for compulsory acquisition of the Property is made or issued under law.

A copy of the Letter of Offer and Facilities Agreement are incorporated herein by reference and filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.  The description of the transactions contemplated by the Letter of Offer and the Facilities Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 11, 2012, PGCG Assets consummated the purchase of the Property. PGCG Assets drew down RM 41,000,000, representing the full amount of the above-described loan, and further deposited RM 32,350,000 with the seller of the Property. Together with the prior deposits of RM 8,150,000, the full amount of the Property’s purchase price was paid in full.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter of Offer
10.2	Facilities Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: December 14, 2012

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer

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